Exhibit K-3.2

                    REVISED VIRGINIA POWER SUPPORT AGREEMENT


     THIS AGREEMENT is entered into as of the 1st day of January, 2001, by and between Virginia Electric and Power Company, a Virginia public service corporation ("Virginia Power") and Dominion Resources Services, Inc., a Virginia corporation ("DRS").

     WHEREAS, Virginia Power is an electric utility engaged in the sale of electric service at retail within its service territories in Virginia and at wholesale within those territories and elsewhere in the United States;

     WHEREAS, DRS is a wholly owned subsidiary of Dominion Resources, Inc. ("Dominion"), a registered holding company subject to regulation as such by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("1935 Act");

     WHEREAS, DRS was formed to provide centralized services to Dominion and its subsidiaries ("Dominion Companies") as a subsidiary service company under Rule 88 of the SEC's rules and regulations for implementation of the 1935 Act, 17 C. F. R. Section 250.88;

     WHEREAS, DRS is an "affiliated interest" of Virginia Power within the meaning of the Utility Affiliates Act, Chapter 4 of Title 56 of the Code of Virginia, and therefore contracts and arrangements for the furnishing of services by Virginia Power to DRS are subject to approval of the SCC;

     WHEREAS, by its Order Approving, in part, and Denying, In Part, Petitioners' Requests, issued December 29, 1999 in Case No. PUA990068, the Virginia State Corporation Commission ("SCC") approved under the Affiliates Act, subject to certain conditions, the Virginia Power Support Agreement under which Virginia Power agreed to provide certain services to DRS in an effort to promote efficiencies and effectively utilize resources and expertise and to thereby facilitate the provision by DRS of centralized services to the Dominion Companies ("Original Support Agreement");

     WHEREAS, DRS is an affiliate of Virginia Power and therefore certain types of contracts between DRS and Virginia Power are subject to the requirements of North Carolina G.S. 62-153;

     WHEREAS, by its Order on Affiliated Contracts issued January 27, 2000 in Docket No. E-22, Sub 385, the North Carolina Utilities Commission ("NCUC") approved the Original Support Agreement under North Carolina G.S. 62-153, subject to certain conditions;

     WHEREAS, by its Order Authorizing Acquisition of Public Utility Companies and Related Transactions, Approving Service company Arrangements, and Reserving Jurisdiction issued December 15, 1999, SEC Release No. 3-27113; 70-9477, the SEC approved the formation of and proposed operation of DRS, including its performance under Original Service Agreement;
and

     WHEREAS, DRS and Virginia Power wish to replace the Original Support Agreement with this revised agreement which will reduce the number of services provided by Virginia Power to DRS and make certain other changes designed to simplify and clarify the methods for allocation of costs by Virginia Power.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. General Services to be Provided by Virginia Power. Exhibit A hereto lists and describes all of the services that may be provided by Virginia Power to DRS for the benefit of DRS and/or the existing or future subsidiaries or affiliates of Dominion. Such services are and will be provided to DRS only on the mutual agreement of Virginia Power and DRS and in accordance with the terms and conditions set forth herein.

     2. Compensation and Allocation. Virginia Power and DRS recognize the importance of DRS paying the appropriate compensation for the services provided hereunder, so that there is no subsidization of either party by the other. To that end, Virginia Power will maintain accurate records of its operations that will enable it to determine the costs of the services that it provides to DRS, and those books and records will be open to examination by any state or federal commission having jurisdiction over arrangements and services to be furnished, and the staffs of those commissions. DRS will compensate Virginia Power for the services provided hereunder by payment of the costs incurred to provide those services. Exhibit B hereto contains rules for determining and allocating costs for services provided to DRS by Virginia Power.

     3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to their conflicts of law provisions.

     4. Entire Agreement. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof, any and all prior agreements, understanding, or representations with respect to this subject matter are hereby terminated and cancelled in their entirety.

     5. Waiver. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

     6.  Non - Exclusive Rights and Obligations.   Nothing herein shall
be construed to require DRS to obtain any of the services enumerated herein from Virginia Power, nor to require Virginia Power to provide any of such services to DRS.


                                       2


     7. Effective Date and Term. This Agreement shall become effective January 1, 2001 and it shall continue in effect until terminated by either Virginia Power or DRS giving the other sixty (60) days advance written notice of termination.

     This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the 1935 Act, as amended or with any rule, regulation or order of the SEC adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of such state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

     8.  SCC Approval.  Pursuant to the SCC's Order Approving Merger in
Joint Petition of Dominion Resources, Inc. and Consolidated Natural Gas Company, For approval of agreement and plan of merger under Chapter 5 of Title 56 of the Code of Virginia, Case No. PUA990020, issued on September 17, 1999, Virginia Power shall have no obligation under this Agreement except to the extent the Commission has approved such obligation.

     9. NCUC APPROVAL. Pursuant to the NCUC's Order Approving Merger In the Matter of Application by Dominion Resources, Inc., for Authorization under G.S. 62-111 to Engage in a Business Combination Transaction, Docket No. E-22, Sub 380, issued on October 18, 1999, Virginia:

          (i) may not make or incur a charge under this Agreement except in accordance with North Carolina law and the rules, regulations and orders of the NCUC promulgated thereunder; and

          (ii) may not seek to reflect in rates any cost incurred or revenue level earned under an agreement subject to the 1935 Act to the extent disallowed by the NCUC.

     10. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this 1st day of January, 2001.

Attest:                             Virginia Electric and Power Company


_________________________           By___________________________________


Attest:                             Dominion Resources Services, Inc.


_________________________           By____________________________________
						Thomas N. Chewning, Executive Vice
                                    President and Chief Financial Officer


                                      4




                                  EXHIBIT A


                DESCRIPTION OF APPROVED SERVICES TO BE OFFERED BY
            VIRGINIA ELECTRIC AND POWER COMPANY TO DOMINION RESOURCES
        SERVICES, INC. UNDER THE REVISED VIRGINIA POWER SUPPORT AGREEMENT

1. Accounting. Provide advice and assistance in accounting matters, including the development of accounting practices, procedures and controls, the maintenance of the general ledger and related systems, the preparation and analysis of financial statement reports, and the processing of certain customer transactions.

2. Regulatory. Provide advice and assistance with respect to regulatory issues as well as regulatory compliance under Federal and State laws.

3. Information Technology, Electronic Transmission and Computer Services. Assist with the operation of an information technology function including the development, implementation and operation of a centralized data processing facility and the management of a telecommunications network. This function includes the central processing of computerized applications and support of individual applications. Provide computer resource/network availability, including enterprise telecommunications infrastructure, mainframe and distributed computing hardware, operating systems, business systems and applications, internet, intranet and mail environments, software licenses and maintenance agreements.

4. Human Resources. Advise and assist in the formulation and administration of employee relations policies and programs relating to labor relations, personnel administration, training, wage and salary administration and safety.

5. Operations. Advise and assist in the study, planning, engineering and construction of energy plant facilities. Assist in the development of long-range operational programs. Offer management, consulting and advisory/ technical services with respect to the physical operation of energy plant facilities and the purchase, sale and transfer of affiliated companies.

6. Business and Operations Services. Advise and assist in all matters relating to operational capacity and the preparation and coordination of operating studies. Provide assistance with management of the purchase, sale, movement, transfer and accounting of fuel and gas volumes. Compile and communicate information relevant to operations. Perform general business and operations support services, including travel services, fleet, mail, plant and facilities operation, maintenance and management.

7. Marketing. Assist in the planning, formulation and implementation of marketing programs, as well as provide associated marketing services to assist with improving customer satisfaction, load retention and shaping, growth of energy sales and deliveries, energy conservation and efficiency. Assist in carrying out policies and programs for the development of plant locations and of industrial, commercial and wholesale markets and assist with community redevelopment and rehabilitation programs.


                                      5


8. Budgeting and Planning. Advise and assist in studying and planning in connection with operations, budgets, economic forecasts, rate structures, capital expenditures and special projects.

9. Purchasing. Advise and assist in the purchase of materials, supplies and services and the preparation and negotiation of purchasing agreements.

10. Rates. Advise and assist in the analysis of rate structures, the formulation of rate policies and the negotiation of large contracts. Provide consulting in connection with proceedings before regulatory bodies involving rates and operations.

11. Research. Investigate and conduct research into problems relating to production utilization, testing, manufacture, transmission, storage and distribution of energy. Evaluate and conduct research and development in promising areas and advise and assist in the solution of technical problems arising out of operations.

12. Customer Service. Provision of services and systems dedicated to customer service, including billing, remittance, credit, collections, customer relations, call centers, energy conservation support and metering.

13. Energy Marketing. Provide services and systems dedicated to energy marketing, including marketing and trading of gas and electric power, energy price risk management, and development of marketing and sales programs in physical and financial markets.

14. Office Space and Equipment. Leasing of land, buildings, furnishings and equipment, including computer hardware and software and transportation equipment.

15. External Affairs. Provide services in support of corporate strategies for managing relationships with federal, state and local governments, agencies and legislative bodies. Formulate and assist with public relations and communications programs and administration of corporate contribution and community affairs programs.


                                        6


                                  EXHIBIT B

                   METHODS OF ALLOCATION FOR VIRGINIA POWER


Virginia Power shall allocate costs independently to DRS using the following methods:

I. The costs of rendering service by Virginia Power will include all costs of doing business including interest on debt and a return for the use of equity capital.

II. A. Virginia Power will maintain a separate record of the expenses of each department. The expenses of each department will include:

           1. those expenses that are directly attributable to such department, and

           2. an appropriate portion of those office and housekeeping expenses that are not directly attributable to a department but which are necessary to the operation of such department.

      B. Expenses of the department will include salaries and wages of employees, materials and supplies, and all other expenses attributable to the department. The expenses of a department will not include:

           1. those incremental out-of-pocket expenses that are incurred for the direct benefit and convenience of an individual company or group of companies,

           2. Virginia Power overhead expenses that are attributable to maintaining the corporate existence of Virginia Power, and all other incidental overhead expenses including rent and utilities, depreciation, and those auditing fees, internal auditing department expenses and accounting department expenses attributable to Virginia Power.

      C. Virginia Power will establish annual budgets for controlling the expenses of each department and for determining estimated costs to be included in interim monthly billing.

III   A.   There will be attributed to the salary or wage of an employee who directly provides services to DRS, a percentage of all other expenses of such employee's department.

      B. Employees who directly provide service to DRS will maintain a record of the time they are employed in rendering such service


                                       7


          to DRS. An hourly rate will be determined by dividing the total salary or wage expense attributable to the employee by the productive hours reported by such employee.

IV The charge to DRS for a particular service will be determined by multiplying the hours reported by employees in rendering such service to DRS by the hourly rates applicable to such employees.

V To the extent appropriate and practical, the foregoing computations of hourly rates and charges may be determined for groups of employees within reasonable salary range limits.

VI Those expenses of Virginia Power that are not included in the annual expense of a department under Section II. above will be charged to DRS as follows:

      A. Incremental out-of-pocket costs incurred for the direct benefit and convenience of DRS will be charged directly to DRS.

      B. Virginia Power overhead expenses referred to in Section II. above will be charged to DRS in the proportion that the charges made to DRS for costs, other than those set forth in this
          Section VI, are to the total of all department costs as defined in Section II.

VII Notwithstanding the foregoing basis of determining cost allocations for billing purposes, cost allocations for certain services involving machine operations, production or service units, or facilities cost will be determined on an appropriate basis established by Virginia Power.

VIII Monthly bills will be issued for the services rendered to DRS on an actual basis. However, if such actual information is not available at the time of preparation of the monthly bill, estimates may be used. Estimates will normally be predicated on service department budgets and estimated productive hours of employees for the year. At the end of each quarter, estimated figures will be revised and adjustments will be made in amounts billed to give effect to such revision.

IX If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then Virginia Power may adjust the basis to effect an equitable distribution.


                                          8